CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$4,000.000,000	$157,200.00

PROSPECTUS Dated January 23, 2009	Pricing Supplement Number: 4909 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated January 23, 2009	Dated March 9, 2009 Registration Statement: No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES G

(Senior Fixed Rate Notes pursuant to the FDICs Temporary Liquidity Guarantee Program)

This debt is guaranteed under the Federal Deposit Insurance Corporations Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDICs regulations, 12 CFR Part 370, and at the FDICs website, www.fdic.gov/tlgp. The expiration date of the FDICs guarantee is the earlier of the maturity date of the debt or June 30, 2012.

Issuer:	General Electric Capital Corporation ("GE Capital")
Guarantor:	Federal Deposit Insurance Corporation ("FDIC")
Ratings:	Aaa/AAA
Trade Date:	March 9, 2009
Settlement Date (Original Issue Date):	March 12, 2009
Maturity Date:	March 11, 2011
Principal Amount:	US $4,000,000,000
Price to Public (Issue Price):	99.969%
Agents Commission:	0.100%
All-in Price:	99.869%
Net Proceeds to Issuer:	US $3,994,760,000
Ranking:	Senior
Treasury Benchmark:	0.875% due February 28, 2011
Treasury Yield:	0.949%
Spread to Treasury Benchmark (Plus or Minus):	Plus 0.867%
Reoffer Yield:	1.816%
Interest Rate Per Annum:	1.800%

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Filed Pursuant to Rule 424(b)(3)
Dated March 9, 2009
Registration Statement No. 333-156929

Interest Payment Dates:	Semi-annually on the 11th of each March and September, commencing September 11, 2009 and ending on the Maturity Date
Day Count Convention:	30/360, Following unadjusted
Business Day Convention:	New York
Denominations:	Minimum of $2,000 with increments of $1,000 thereafter
CUSIP:	36967HAL1
ISIN:	US36967HAL15
Common Code:	041791942
Method of Settlement:	Depository Trust Company (DTC), and its direct participants, including Euroclear and Clearstream, Luxembourg
Trustee:	The Bank of New York Mellon

Risks Relating to FDIC Guaranteed Notes

Investing in the Notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Investors should be aware that the FDIC Guarantee is made pursuant to the FDICs regulations, 12 C.F.R. Part 370, as specified at the FDICs website, www.fdic.gov/tlgp. Such regulations may be subject to further interpretive decisions and rulemaking by the FDIC that could adversely affect how the FDIC Guarantee (as defined in the prospectus supplement) would apply to the Notes. The FDIC Guarantee is subject to additional risks as described in the prospectus supplement under "Risk Factors, Risks Relating to FDIC Guaranteed Notes". See "FDIC Guarantee under the Temporary Liquidity Guarantee Program".

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Filed Pursuant to Rule 424(b)(3)
Dated March 9, 2009
Registration Statement No. 333-156929

Plan of Distribution

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.969% of the aggregate principal amount less an underwriting discount equal to 0.100% of the principal amount of the Notes. The Notes will not be exclusively marketed and targeted to retail customers.

Institution Book Runners:	Commitment
Citigroup Global Markets Inc.	$660,000,000
Credit Suisse Securities (USA) LLC	$660,000,000
J.P. Morgan Securities Inc.	$660,000,000
Goldman, Sachs & Co.	$660,000,000
Morgan Stanley & Co. Incorporated	$660,000,000

Co-Lead Managers:
Deutsche Bank Securities Inc.	$200,000,000
HSBC Securities (USA) Inc.	$200,000,000
Greenwich Capital Markets, Inc.	$200,000,000

Co-Managers:
Blaylock Robert Van, LLC	$20,000,000
CastleOak Securities, L.P.	$20,000,000
Samuel Ramirez & Co., Inc.	$20,000,000
Utendahl Capital Group, L.P.	$20,000,000
The Williams Capital Group, L.P.	$20,000,000

Total	$4,000,000,000

Deutsche Bank Securities Inc. will assume the risk of any unsold allotment of Notes that would otherwise be purchased by Utendahl Capital Group, L.P.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 424(b)(3)
Dated March 9, 2009
Registration Statement No. 333-156929

Additional Information

General

At the year ended December 31, 2008, we had outstanding indebtedness totaling $510.356 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2008, excluding subordinated notes and debentures payable after one year, was equal to $500.474 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,
2004	2005	2006	2007	2008
1.82	1.66	1.63	1.56	1.24

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT. THE INFORMATION ON THE INTERNET SITE OF THE FDIC IS NOT A PART OF THIS FREE WRITING PROSPECTUS OR ANY PROSPECTUS.